Exhibit 10.20
Material Supply Agreement
This Material Supply Agreement (the “Agreement”) is made effective as of the last date of the signatures below written (the “Effective Date”) between Biosense Webster with an address at 21700 Copley Drive, Suite 320, Diamond Bar, CA 91765 (“BWI”) and Bioheart lnc with an address at 13794 NW4th Street, Suite 212, Sunrise, Florida 33325 (“Company”).
Now, therefore, in consideration of the mutual promises and understandings and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1. BWI will supply MyoStar™ Injection Catheters (“Devices”) at a research price of $1,450 per unit to the Company. The Company desires to use such Devices for research purposes as described in the attached clinical protocol (“Study”) (attached hereto as Appendix A). The study shall be conducted under the supervision of the named Principal Investigator as determined by the Company. In addition, BWI will facilitate purchasing access to our FDA approved mapping and reference catheters (Nogastar and Refstar respectively) by setting up Company as an approved purchaser with Johnson and Johnson Healthcare Systems. The Company agrees that the Myostar catheter can only be used with the approved Noga XP cardiac mapping system.
2. Company shall assume all regulatory responsibilities of sponsor-investigators. In addition to any reports required by applicable regulations, Company shall provide to BWI the following: (1) within twenty-four (24) hours of receipt, reports of any death or serious injury sustained by a subject or any malfunction of the Study Devices occurring during the collection of data; (2) a copy of any communication or report to the FDA related to the Study Device, to be sent to BWI simultaneously with submission to FDA; and (3) within seven (7) days of receipt, any other complaints, defined as any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a BWI device after it is released for distribution (this includes marketed product that is utilized in a clinical study/registry), about the Study Device. Copies of such reports shall be provided to BWI within twenty-four (24) hours of observing or being informed of the event, and shall be forwarded via fax:
Biosense Webster Complaint Handling Unit:
Phone: 1-866-473-7823
Fax: 909-839-7335
Address: Biosense Webster, Inc.
Product Returns (Complaint Number: XYZ)
Lab 103
15715 Arrow Hwy.
Irwindale, CA 91706
In addition, Company agrees to follow-up on safety information related to the study device as requested by BWI.
3. At BWI’s request, Company will provide a written assessment of the performance of the Device within 45 days following completion of the Study.
4. Delivery of such Devices shall be made by BWI to the Company as and when required for performance of the Study. BWI warrants that the Devices shall be in conformance with all applicable federal, state or municipal statutes, laws, rules or regulations, including those enforced or promulgated by the United States Food and Drug Administration. BWI will invoice the Company on a monthly basis for all Devices shipped.
5. Within thirty (30) days prior to the expiration date of a Device, the Company may return the Device to BWI for a replacement Device.

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6. At no charge, BWI shall provide reasonable training and support in the use of all required BWI products to the Principal Investigators for the Study, at any and ail clinical sites, as and when required for performance of the Study.
7. Company acknowledges that they are the sponsor of the Study, and that BWI will not be responsible for the use of the products in connection with the Study. Company and Principal Investigators shall be responsible for complete device accountability in accordance with the United States Food and Drug Administration (“FDA”) regulations.
8. Company shall not disclose any BWI Information to any third party, nor use the same for its own benefit, nor permit its use for the benefit of others without the prior written consent of BWI. Company may disclose BWI information to its employees and contractors who are involved in performing the Study and who have undertaken, in writing, obligations of confidentiality with respect to such BWI information at least as restrictive as set forth in this Agreement.
8.5 BWI recognizes that the results of the clinical research must be publishable. Subject to the provisions of this Agreement, the Company, Principal Investigator, or other Investigators engaged in the clinical research shall be permitted to present at symposia, national or regional professional meetings, and to publish in journals, theses, dissertations or otherwise, the methods and results of the clinical research, in the form of presentations, journal articles, papers or otherwise. Company shall furnish BWI with two copies of any proposed publications or presentations at least sixty (60) days before their submission for publication or presentation.
9. The term of this agreement shall be two (2) years beginning on the Effective Date, or until three months after the final procedure is performed on the final patient enrolled in the Study, whichever comes first, unless the Agreement is terminated earlier. The parties may extend the term of this Agreement by written agreement. In addition, Company acknowledges that the Clinical Study Protocol is still being drafted, and as such, this agreement can be terminated if the Study Protocol is not deemed acceptable by BWI.
10. Compliance. The parties represent that they understand and agree that the Study under this Agreement shall be provided in compliance with all laws and regulations applicable to such Study, including, but not limited to, the following:
(a)	Health Care Compliance Laws. Laws, regulations, including safe harbor regulations, and official guidance pertaining to state and federal anti-kickback laws (42 U.S.C. §§ 1320a-7b(b), et seq. and its implementing regulations), and laws prohibiting the submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations).

(b)	Patient and Individual Privacy Protections. Laws and regulations relating to the protection of individual and patient privacy.
(i)	Protected Health information under HIPAA. In the event that any Study provided under this Agreement involves the use or disclosure of Protected Health Information (as defined under the U.S. HIPAA Privacy Requirements) by health care providers, the Parties shall ensure that the use of the Protected Health Information complies with any HIPAA Privacy Requirements that apply to such Protected Health Information. The “HIPAA Privacy Requirements” refer collectively to the applicable provisions of the Administrative Simplification section of HIPAA — the Health Insurance Portability and Accountability Act of 1996 (as codified at 42 U.S.C. § 1320d -d-8) and any regulations promulgated thereunder, including without limitation, the federal privacy regulations (45 CFR Parts 160 and 164) and the federal security standards (45 CFR Part 142).

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(ii)	Consent to Use and Disclose Information. When the Study involves direct interactions with patients, consumers or caregivers, the parties shall obtain written consent from any such persons providing BWI the right to use and disclose the information collected from such persons.
(c)	Exclusion and Debarment Lists; State Licensing. Ensure that Company is:
(i)	not excluded from a federal health care program as outlined in Sections 1128 and 1156 of the Social Security Act (see the Office of Inspector General of the Department of Health and Human Study List of Excluded Individuals/Entities at
http://www.oig.hhs.gov/FRAUD/exclusions/listofexcluded.html).

(ii)	not debarred by the FDA under 21 U.S.C. 335a (see the FDA Office of Regulatory Affairs Debarment List at http://www.fda.gov/ora/compliance_ref/debar/).

(iii)	otherwise not excluded from contracting with the federal government (see the Excluded Parties Listing System at http://epls.arnet gov).

(iv)	if required, duly licensed and in good standing in accordance with applicable state laws to provide the Study.
11. The Company warrants that it has adequate liability insurance, such protection being applicable to Company’s employees and agents while acting within the scope of their employment by Institution.
12. BWI shall not be liable for any indemnification or expenses for actions or claims in any way arising from or caused by the willful, reckless, or negligent acts or omissions, or professional malpractice of any institution or other associates involved in the Study, or arising from their failure to comply with the protocol, BWI’s written recommendations and instructions relative to the use of the device(s) involved in the research, or with any applicable FDA or other foreign regulatory bodies’ requirements or law .
13. Either party may terminate this Agreement upon thirty (90) days written notice if the Principal Investigator becomes unable or unwilling to continue performance of the Study.
14. In the event of termination for whatever reason, the parties agree to cooperate and take all reasonable steps necessary to discontinue ongoing activities under this Agreement to protect the safety and well-being of patients enrolled in the Study.
15. All communications hereunder shall be deemed made if given by facsimile, by registered or certified mail, postage prepaid and addressed to the party to receive such communication at the address given below, or such other address as may hereafter be designated by notice in writing:

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If to BWI:	Biologics Delivery Systems
21700 E Copley Dr., Suite 320
Diamond Bar, CA 91765
Attention: Jerett Creed
Facsimile: 909-839-7335

If to Company:	Bioheart Inc.
13794 NW 4th Street, Suite 212
Sunrise, Florida 33325
Attention: Bill Pinon
Facsimile: 954- 845-9976
16. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement shall be resolved by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be selected within twenty business days from commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the parties. The interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm. THE ARBITRATOR SHALL NOT AWARD EITHER PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS FEES OR COSTS.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the date of the last signature below written.

Biosense Webster Inc
By:	/s/ Rob Pike
Title: Vice President
Date: 05/10/07

Bioheart Inc
By:	/s/ William M. Pinon
Title: CEO and President
Date: 05/04/07

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Appendix A
[Intentionally Omitted]

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